Idaho Power Files General Rate Case June 1, 2023 BOISE, Idaho — Idaho Power has filed a general rate case with the Idaho Public Utilities Commission (IPUC) requesting an overall rate increase of $111 million, or 8.61%. The IPUC will evaluate this request over the next several months, and any resulting changes will not take effect until at least January 2024. This request reflects two adjustments that would now be collected in base rates: reduced collection through the annual Power Cost Adjustment and a decrease to the annual Energy Efficiency Rider. A general rate case is a proceeding used by the IPUC to determine the costs of operating and maintaining the utility system, and how those costs are allocated among customers. Idaho Power’s last general rate case was filed in 2011. Since then, Idaho Power has invested more than $3 billion in the grid to safely and reliably serve customers, while the company’s customer base has grown by about 23%. Over the same timeframe, Idaho Power’s operating expenses have increased by about $50 million, or an average annual growth rate of 1%. “We are sensitive to the impacts rate increases have on our customers, and our company works hard to keep our expenses low and our prices well below the national average,” said Idaho Power President and CEO Lisa Grow. “This case is largely focused on the infrastructure additions that have been necessary to reliably serve our growing customer base.” Establishing new general rates will help ensure Idaho Power collects the level of revenue from customers necessary to cover costs and allow for a reasonable rate of return. If this request is approved as filed, the average Idaho residential customer using 950 kilowatt hours per month would see a monthly bill increase of about $11.61. Proposed impacts for all Idaho customers are shown in the table below. Actual percentages will depend on a customer’s classification and the rate they pay. Oregon customers are not impacted by this filing. General Rate Case Request Percentage Change from Current Billed Revenue Residential Small General Service Large General Service 1 Large Power 2 Irrigation 10.78% 11.44% 0.90% 5.98% 11.70% 1 Includes lighting schedules; 2 Includes special contracts Opportunities for Public Review Idaho Power’s proposal is subject to public review and approval by the IPUC. Copies of the application, direct filed testimonies and exhibits are available to the public at the IPUC offices (11331 W. Chinden Exhibit 99.1

Blvd. Building 8, Suite 201-A, Boise, ID 83714), Idaho Power offices, or at idahopower.com or puc.idaho.gov. Customers also may subscribe to the IPUC’s RSS feed to receive periodic updates via email about the case. Written comments regarding Idaho Power's proposal may be filed with the IPUC. Visit puc.idaho.gov/Form/CaseComment and reference Case No. IPC-E-23-11 or mail to PO Box 83720, Boise ID, 83720. About Idaho Power Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile area in Idaho and Oregon. The company’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydroelectric projects at the core of its diverse energy mix, Idaho Power’s residential, business and agricultural customers pay among the nation’s lowest prices for electricity. Its 2,000 employees proudly serve more than 620,000 customers with a culture of safety first, integrity always and respect for all. IDACORP Inc. (NYSE: IDA), Idaho Power’s independent publicly traded parent company, is also headquartered in Boise, Idaho. To learn more, visit idahopower.com or idacorpinc.com. Jordan Rodriguez Communications Specialist jrodriguez@idahopower.com 208-388-2460